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                 [CART(TM) CHAMPIONSHIP AUTO RACING TEAMS LOGO]


                                                                 MPH
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Contact:  Thomas L. Carter, Chief Financial Officer, (317) 715-4195

CHAMPIONSHIP AUTO RACING TEAMS ANNOUNCES ITS PLAN TO EXPLORE STRATEGIC ALTERNATIVES AND OUTLINES 2003 FINANCIAL GUIDANCE

INDIANAPOLIS - June 16, 2003 - Championship Auto Racing Teams, Inc. (CART) (NYSE:MPH) today announced its plans to explore strategic alternatives and provided financial guidance for 2003.

EXPLORING STRATEGIC ALTERNATIVES

The company's management strongly believes in the long range future of the company. However, in light of the near term financial challenges facing the company; the company has retained the investment banking firm of Bear Stearns & Company, Inc. to assist us in exploring strategic alternatives that may be available to CART; including a possible sale of the company. There cannot be any assurance that this process will result in any transaction or as to the terms and conditions of any transaction that may be proposed to or pursued by the company.

2003 FINANCIAL GUIDANCE

Coming off 2002, when the company saw significant changes in almost every aspect of its operations, the company had previously indicated that 2003 will also be a year of transition with management focused on refining the racing schedule and venues, solidifying the advertising proposition and revenue prospects, building greater value for sponsors, and improving race economics for teams.

Historically CART generated revenue from three main sources; sanction fees, sponsorship and sales of our television rights. The revenue streams were based predominately on contracts and were fairly predictable. However due to various economic factors, this financial model changed significantly beginning in 2001, most importantly in a shift from sanction fees to promotion and from a fixed fee sale of television rights to production of our own television programming.



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Championship Auto Racing Teams, Inc.
2003 Financial Guidance
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Promoters of our events were experiencing weakening revenue streams and therefore began demanding lower sanction fees or sanction fees that were based either in whole or in part on a revenue sharing model. We lost some promoters altogether. In order to preserve important markets we began promoting some CART races ourselves. When we promote our own races, we receive the entire commercial rights involved in race promotion; ticket sales, hospitality, sponsorship, signage and other related revenue. We also are responsible for the expenses of organizing, operating and promoting races as well as other related expenses.

We were unable to negotiate acceptable domestic television arrangements on a fixed fee basis. Instead during 2003 we are buying the air-time and bearing all production costs. Our television revenue comes from advertising we sell for our domestic television productions and international rights fees.

At the same time, difficult economic conditions adversely affected our sponsorship revenues as corporate sponsors reduced their expenditures for both the teams and our racing series or, in some cases, either left our series or motorsports altogether.

 "Given the substantial amount of change and uncertainty in our business model this year, we had elected not to give financial guidance prior to today. We felt that it was prudent to wait until we had actual experience with the changes to our financial model prior to giving guidance" said Christopher Pook, CART's president and chief executive officer. "While significant aspects of our financial model, such as results from self-promoted races and races where sanction fees are contingent on the success of the event, as well as TV ad sales, continue to be difficult to predict, we nevertheless want to help our shareholders and the larger investment community in measuring CART's progress as the year unfolds and in understanding management's own expectations for the year."

The following outlines some expected results and trends in a number of critical areas of operations in 2003 for the company:

STABILIZE SANCTION FEES AND BUILD THE PROFITABILITY OF SELF-PROMOTED RACES
In 2003, CART will promote six races, up from two races in 2002. Through race promotion, CART gains all commercial rights to a racing event, including ticket sales, sponsorship,



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Championship Auto Racing Teams, Inc.
2003 Financial Guidance
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hospitality and signage. The effect of the increased number of promoted races in
2003 will be to raise race promotion revenue as well as race promotion expenses, while lowering sanction fee revenue that comes from non CART-promoted races. The financial success of each of the events we promote or in which we share in revenues, is dependent on the sale of tickets, sponsorship, hospitality, signage and other commercial rights associated with the events. Our increased focus on these activities means that our revenues related to our sanction fees and race promotion income will be subject to a number of factors outside of our control, including consumer and corporate spending and the overall economic conditions affecting advertising and promotion in the motorsports and entertainment business.

The company currently expects to receive sanction fees of $25.0 to $26.0 million from 13 races in 2003, compared with 17 races in 2002 that produced sanction fees of $36.6 million.

We have conducted two CART-promoted events so far in 2003; Brands Hatch, England and Eurospeedway Lausitz, Germany. The preliminary financial results from the two CART-promoted events resulted in losses of approximately $3.1 million. Based on its experience to date, the company believes losses from all of its self-promoted events will range between $4.8 and $7.8 million for 2003.

ENHANCE AND INCREASE SPONSORSHIPS
CART anticipates that sponsorship revenue in 2003 will be below 2002's $10.2 million, principally due to the loss of income from its former title sponsor. While strong new relationships have been forged with Ford and Bridgestone for 2003, the company will continue to seek additional sponsorship relations as CART promotes its powerful value to multi-national corporations seeking audience attention in major markets across NAFTA venues, Europe and Australia. We expect to receive sponsorship revenue of between $7.0 and $8.0 million in 2003.

TELEVISION ADVERTISING REVENUES
A principal area of management focus in 2003 and 2004 is working to increase television advertising revenues. The company is focusing on attracting greater television advertising participation on its race broadcasts.

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Championship Auto Racing Teams, Inc.
2003 Financial Guidance
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In 2003, CART owns and, therefore, has the full responsibility to sell all of the advertising time for its racing broadcasts. Currently, CART has seven of its nineteen races scheduled to air on the CBS network with the balance of the shows on Speed Channel. The company purchases the air-time for its network shows and will also have full responsibility for all production costs associated with network and cable television broadcasts. The company has added a full time sales force as well as enlisted sales agents to help sell the ad inventory.

The amount of advertising revenue will be influenced by a number of economic and other factors over which we have no control. Questions relating to the overall state of the economy and the popularity of our sport result in substantial uncertainty as to whether our television package is ultimately profitable. We are forecasting television revenue of $3.0 to $4.0 million for 2003.

We estimate that the cost of purchasing the air-time and production expenses for domestic and international television programming is $16.0 to $17.0 million for 2003.

ENGINE LEASE AND OTHER REVENUES
Engine leases to the teams are $100,000 per car per year for the 2003 season. Revenues from engine leases are forecast to be $1.9 million in 2003 based on the nineteen cars currently competing in our series.

Other revenues consist of commissions, membership, credentials, licensing and other miscellaneous income. Other revenue for 2003 is forecast to be between $1.8 and $2.2 million.

RACE DISTRIBUTIONS (PRIZE MONEY, ENTRY SUPPORT, TEAM ASSISTANCE)
In 2003, the Company began an entry support program and enhanced the participation payments to retain and attract teams for the 2003 season and beyond. This program provides up to $42,500 in cash payments to teams, per race, for each car entered in the 2003 Champ Car series. These payments are in addition to prize money and other non-monetary benefits that accrue to teams participating in the Champ Car Series.

In addition, the Company has committed to spend $33.0 million in team assistance to ensure that there is adequate participation by race teams in the 2003 season. We have entered into


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Championship Auto Racing Teams, Inc.
2003 Financial Guidance
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contractual agreements with the teams who have committed to be full season participants in the 2003 CART Champ Car World Series. We believe that it was necessary to provide this additional funding to ensure that there would be 18 to 20 competitive race cars in the field for the entire 2003 season. Without this additional funding, it was unlikely that there would have been the necessary number of teams, which would have resulted in defaults under certain of the Company's agreements with promoters and television. This could have resulted in the Company not being able to complete the 2003 race season. In 2003, total race distributions are forecast to be $62.0 million.

It is not our intention to provide, nor do we expect to have sufficient resources to maintain, the 2003 level of team assistance payments in the future. However, based on discussions with current team owners and prospective teams interested in joining our series, we anticipate having a sufficient number of teams for the 2004 season. The risk remains, however, that due to a lack of sponsor funding, certain teams may not be able to compete in 2004 and therefore we may not be able to maintain the number of cars that are currently participating in the 2003 season.

LOWER CART OPERATING COSTS
With the exception of the expenses relating to television, race promotion and race distributions discussed above, we expect to lower our operating costs from 2002 levels in the areas of race operations and administrative and indirect expenses. Operating costs for race operations is expected to decrease from its 2002 level of $11.0 million by $2.5 million. In addition, a reduction of $6.1 million is expected in administrative and indirect expenses from its $27.8 million level in 2002, and relocation expenses of $1.4 million that were incurred in 2002 related to our relocation to Indianapolis will not be incurred in 2003.

OUTLOOK FOR 2004 AND BEYOND

We will continue our strategy of racing in major urban markets as demonstrated by new races that we have added over the past two years in Montreal, Mexico City, Miami, Denver and St. Petersburg. We intend to continue to work with promoters to try to stabilize and increase revenue streams for their venues in order to increase sanction fees and revenue sharing with


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Championship Auto Racing Teams, Inc.
2003 Financial Guidance
6-6-6

these promoters. We will strategically analyze the venues and the promotion of those venues that we are currently self-promoting in an effort to increase their profitability.

We will seek to attract new corporate sponsors which can be fully integrated into our series not only at the series level but through sponsorship of teams and venues and most importantly through television advertising. We believe that our coverage of the NAFTA and European markets provides a dynamic platform for multi-national companies to use our series to market their products and services.

We will continue to focus on our television package which is critical in attracting corporate sponsors to the series and for our teams. It is our intention to increase the number of programs that are shown on network television. We will continue to work with our television partners to increase the promotion of our programs in order to help increase our television ratings.

As discussed above we will greatly reduce race distribution expenses through the reduction in team assistance. We will continue to analyze the way we conduct all of our business operations in an effort to reduce operating costs in race operations as well as administrative and indirect expenses.

Management expects that as a result of these steps operating results should improve significantly in 2004, but cash needs will continue to exceed cash generation.

We expect that remaining cash reserves, cash flow from operations and available bank borrowings will be sufficient for capital expenditures and other cash needs during 2004 but we also anticipate that by the end of the 2004 season our cash reserves will be fully depleted. Management is currently and will continue to seek alternate sources of financing to sustain the company through the 2005 season.


ABOUT CHAMPIONSHIP AUTO RACING TEAMS, INC.

Championship Auto Racing Teams, Inc. (NYSE: MPH) owns, operates and markets the 2003 Bridgestone Presents The Champ Car World Series Powered by Ford. Paul Tracy, Jimmy Vasser and rookie sensation Sebastien Bourdais lead a bevy of open-wheel stars competing for teams such as Newman/Haas Racing, Player's/Forsythe Racing, Team Rahal, Fernandez



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Championship Auto Racing Teams, Inc.
2003 Financial Guidance
7-7-7

Racing, Patrick Racing, Herdez Competition, Walker Racing and others. CART Champ Cars are thoroughbred racing machines that reach speeds in excess of 200 miles per hour, showcasing the technical expertise of manufacturers such as Ford Motor Company, Lola Cars, Reynard Motorsport and Bridgestone/Firestone North American Tire, LLC. The 19-race 2003 Bridgestone Presents The Champ Car World Series Powered by Ford will be broadcast by television partners CBS and SPEED Channel. CART also owns and operates its top development series, the CART Toyota Atlantic Championship. Learn more about CART's open-wheel racing series at www.cart.com.

SAFE HARBOR STATEMENT

Statements made in this news release that state the company's or management's beliefs or expectations and which are not historical facts or which apply prospectively are forward-looking statements. Words such as "may," "will," "expect," "believe," "anticipate," "forecast," "intend," "could," "would," "estimate," or "continue" or the negative variation thereof or comparable terminology are intended to identify forward looking statements. It is important to note that the company's actual results could differ materially from those contained or implied by such forward-looking statements. Among the risks and uncertainties to be considered include, but are not limited to, CART's new co-promoted and self-promoted events; new television and advertising arrangements; the success of races in new venues; participation by race teams; the current uncertain economic environment and weak advertising market; among others. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained in the company's SEC filings made from time to time, including, but not limited to, the Form 10-Ks and subsequent 10-Qs. Copies of those filings are available from the company and the SEC.


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